Exhibit 10.1

Consulting Agreement

This Consulting Agreement (the “Agreement”) sets forth the terms and conditions governing the contractual agreement between Guardforce AI Co., Limited, a company incorporated in Cayman Islands with its principal place of business at 10 Anson Road, #28-01 International Plaza, Singapore 079903 (the “Company”), and Catherine (Yuting) Zuo, residing at Room 27A, Block 2, Century Huating, No. 15 Jingtian Street East, Futian District, Shen Zhen, Guargdong, China (the “Consultant”), both of whom agree to be bound by this Agreement.

WHEREAS, the Consultant offers consulting services in the field of financial support in the Company’s Hong Kong office located at 504, 5/F, Guardforce Centre, 3 Hok Yuen Street East, Kowloon, Hong Kong; and

WHEREAS, the Company desires to retain the services of the Consultant to render consulting services with regard to financial support consulting services according to the terms and conditions herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises made by the parties hereto, the Consultant and the Company (individually, each a “Party” and collectively, the “Parties”) covenant and agree as follows:

1. Term

This Agreement shall commence on the 18th of January 2024 and terminate on the 17th of January 2025.

2. Consulting Services

The Consultant agrees that she shall provide its expertise to the Company in all matters pertaining to financial support consulting services in the Company’s Hong Kong office located at 504, 5/F, Guardforce Centre, 3 Hok Yuen Street East, Kowloon, Hong Kong (the “Consulting Services”).

3. Compensation

In consideration for the Consulting Services, the Company shall pay the Consultant as outlined below, and the Consultant shall be responsible for her own personal tax liability, if applicable.

(a) Cash Compensation. Following the commencement of the term of this Agreement, for all services to be rendered by the Consultant in any capacity hereunder, the Company agrees to compensate the Consultant a fee of $200,000 per year in cash (the “Annual Fee”), which Annual Fee shall be paid to the Consultant in monthly installments no later than the seventh business day of each calendar month following the Effective Date. The Consultant shall be responsible for her own individual income tax payment on the Annual Fee in jurisdictions where the Director resides.

Based on the Consultant’s hire date and the current annual review program, the Consultant is eligible to receive her first annual review in the spring of 2025 and each spring thereafter, with annual adjustments based on her performance, business needs and economic factors.

(b) Sign-On Bonus. The Company agrees to provide the Consultant with a one-time sign-on bonus of $30,000 (the “Sign-On Cash Bonus”) and the Company’s restricted ordinary shares with a total estimated value of $20,000 (the “Sign-On Stock Bonus”, together with the Sign-On Cash Bonus, the “Sign-On Bonus”). The Sign-On Cash Bonus will be paid to the Consultant within fourteen (14) calendar days of the Consultant’s start date with the Company. The Sign-On Stock Bonus will be granted to the Consultant within a year of the Consultant’s start date with the Company, subject to the terms and conditions of the Company’s equity incentive plan. In the event that the Consultant voluntarily resigns at any time before the second anniversary of employment with the Company, the Consultant shall be required to repay the full amount of the Sign-On Bonus to the Company within 90 days from the cessation of consulting services.

(c) Equity Compensation. Upon execution of this Agreement, the Consultant shall be entitled to receive an equity compensation consisting of, in the aggregate, 40,000 Restricted Stock Units (the “RSUs”) of the Company (the “Equity Compensation”) per year, on the terms and conditions and subject to the restrictions set forth in the Amendment No.1 to Guardforce AI Co., Limited 2022 Equity Incentive Plan, as the same may be amended from time to time (the “Plan”); and shall be granted subject to the execution and delivery of a Restricted Stock Unit Agreement, as approved by the Board, in substantially the same form as attached hereto as Exhibit A (the “Award Agreement”). Capitalized terms that are used but not defined herein have the meaning ascribed to them in the Plan. The parties hereby agree that to the extent permitted by the Plan, in event the Company effects one or more share consolidation of its Ordinary Shares, the number of shares underlying the Restricted Share Award and the exercise price per share of the Stock Option shall be adjusted in proportion to the reverse stock split ratio.

In the event that the Consultant works less than a full year, the Company shall only be obligated to pay the pro rata portion of such Annual Fee to the Consultant for her services performed during such year. Furthermore, the vesting of the Equity Compensation shall not accelerate in the event the Consultant works less than a full year.

4. Intellectual Property Rights in Work Product

The Parties acknowledge and agree that the Company will hold all intellectual property rights in any work product resulting from the Consulting Services including, but not limited to, copyright and trademark rights. The Consultant agrees not to claim any such ownership in such work product’s intellectual property at any time prior to or after the completion and delivery of such work product to the Company.

5. Confidentiality

The Consultant shall not disclose to any third party any details regarding the Company’s business, including, without limitation any information regarding any of the Company’s customer information, business plans, financial information or price points (the “Confidential Information”), (ii) make copies of any Confidential Information or any content based on the concepts contained within the Confidential Information for personal use or for distribution unless requested to do so by the Company, or (iii) use Confidential Information other than solely for the benefit of the Company.

6. Noncompetition

During the term of this Agreement and for 1 year thereafter, the Consultant shall not engage, directly or indirectly, as an employee, officer, manager, partner, manager, consultant, agent, owner or in any other capacity, in any competition with the Company or any of its subsidiaries, including any company engaged in AI robotics business.

7. Nonsolicitation of Customers

During the term of this Agreement and for 1 year thereafter, the Consultant will not, directly or indirectly, solicit or attempt to solicit any business from any of the Company’s clients, prospects, employees or contractors.

8. Nonsolicitation of Employees

During the term of this Agreement and for 1 year thereafter, the Consultant will not, directly or indirectly, recruit, solicit, or induce, or attempt to recruit, solicit, or induce, any of the Company’s employees, or contractors for work at another company.

9. Indemnification

the Company agrees to indemnify, defend, and protect the Consultant from and against all lawsuits and costs of every kind pertaining to the Company’s business including reasonable legal fees due to any act or failure to act by the Company based upon the Consulting Services.

10. No Modification Unless in Writing

No modification of this Agreement shall be valid unless in writing and agreed upon by both Parties.

11. Applicable Law

This Consulting Agreement and the interpretation of its terms shall be governed by the laws of Hong Kong Special Administrative Region.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement effective as of the date written below.

/s/ Zuo Yuting
NAME:	Zuo Yuting
DATE:	January 18, 2024

Guardforce AI Co., Limited

/s/ Lei Wang
Name:	Lei Wang
Title:	Chief Executive Officer
DATE:	January 18, 2024

Exhibit A

Form of Award Agreement

RESTRICTED SHARE UNIT AWARD AGREEMENT

This Restricted Share Unit Award Agreement (this “Agreement”) is made and entered into as of _______________ (the “Grant Date”), by and between Guardforce AI Co., Limited, an exempted company incorporated under the laws of the Cayman Islands (the “Company”), and ______________ (the “Grantee”).

WHEREAS, the Company has adopted the Amendment No.1 to Guardforce AI Co., Limited 2022 Equity Incentive Plan (the “Plan”) pursuant to which awards of Restricted Share Units may be granted; and

WHEREAS, the Committee has determined that it is in the best interests of the Company and its shareholders to grant the award of Restricted Share Units provided for herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Grant of Restricted Share Units. Pursuant to Section 7.2 of the Plan, the Company hereby issues to the Grantee on the Grant Date _______________ Restricted Share Units (the “Restricted Share Units”). Each Restricted Share Unit represents an unfunded, unsecured right to receive one Ordinary Share of the Company on the Payment Date(s) specified in Section 3.4, subject to the terms and conditions set forth in this Agreement and the Plan. Capitalized terms that are used but not defined herein have the meaning ascribed to them in the Plan.

2. Consideration. The grant of the Restricted Share Units is made in consideration of the services to be rendered by the Grantee to the Company.

3. Vesting; Payment.

3.1. Except as otherwise provided herein, provided that the Grantee remains in Continuous Service through the applicable vesting date, the Restricted Share Units will vest in accordance with the following schedule (each, a “Vesting Date”):

Vesting Date	Restricted Share Units
[VESTING DATE]	[NUMBER OR PERCENTAGE OF SHARES THAT VEST ON THE VESTING DATE]
[VESTING DATE]	[NUMBER OR PERCENTAGE OF SHARES THAT VEST ON THE VESTING DATE]

3.2. The foregoing vesting schedule notwithstanding, if the Grantee’s Continuous Service terminates for any reason at any time before all of his or her Restricted Share Units have vested, the Grantee’s unvested Restricted Share Units shall be automatically forfeited upon such termination of Continuous Service and neither the Company nor any Affiliate shall have any further obligations to the Grantee under this Agreement.

3.3. The foregoing vesting schedule notwithstanding, in the event of the Grantee’s death or if the Grantee’s Continuous Service is terminated by the Company or an Affiliate due to the Grantee’s Disability, 100% of the unvested Restricted Share Units shall vest as of the date of such termination.

3.4. The Company shall, as soon as reasonably, practicable following a Vesting Date (and in no event later than March 15th of the calendar year following the calendar year in which the Applicable Vesting Date occurs) (each a “Payment Date”), deliver (or cause to be delivered) to the Participant one Ordinary Share with respect to each vested Restricted Share Unit, as settlement of such Restricted Share Unit and each such Restricted Share Unit shall thereafter be cancelled.

4. Restricted Share Unit Transfer Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, the Restricted Share Units may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Share Units or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the Restricted Share Units shall be forfeited by the Grantee and all of the Grantee’s rights to such Restricted Share Units shall immediately terminate without any payment or consideration by the Company.

5. Rights as Shareholder; Dividend Equivalents.

5.1. The Grantee shall have no rights as a shareholder of the Company with respect to Ordinary Shares covered by the Restricted Share Units.

5.2. With respect to ordinary cash dividends in respect of Ordinary Shares covered by any outstanding Restricted Share Units, the Grantee shall have the right to receive an amount in cash equal to (i) the amount of any ordinary cash dividend paid with respect to one Ordinary Share, multiplied by (ii) the number of Ordinary Shares covered by such Restricted Share Units (a “Dividend Equivalent”). A Dividend Equivalent shall be subject to the same vesting restrictions as the Restricted Share Units to which such Dividend Equivalent relates, as set forth in Section 3.1. Unless otherwise determined by the Committee, Dividend Equivalents shall be held, without interest thereon, until delivered to the Grantee within 30 days after the date the Restricted Share Units to which such Dividend Equivalents related vest, in each case, subject to Section 8. Any Dividend Equivalents in respect of Restricted Share Units that do not vest, shall be forfeited and retained by the Company. In no event shall a Dividend Equivalent be paid that would result in the Grantee receiving both the Dividend Equivalent and the actual dividend with respect to a Restricted Share Unit and the corresponding Ordinary Share.

6. No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Grantee any right to be retained in any position, as an Employee, Consultant or Director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Grantee’s Continuous Service at any time, with or without Cause.

7. Adjustments. If any change is made to the outstanding Ordinary Shares or the capital structure of the Company, if required, the Ordinary Shares underlying the Restricted Share Units shall be adjusted or terminated in any manner as contemplated by Section 11 of the Plan.

8. Tax Liability and Withholding.

8.1. Solely to the extent applicable, the Grantee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Grantee pursuant to the Plan, the amount of any required withholding taxes in respect of the Restricted Share Units and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may permit the Grantee to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold Ordinary Shares from the Ordinary Shares otherwise issuable or deliverable to the Grantee as a result of the settlement of the Restricted Stock Units; provided, however, that no Ordinary Shares shall be withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (c) delivering to the Company previously owned and unencumbered Ordinary Shares. Notwithstanding the foregoing, if the Company’s Ordinary Shares are publicly-traded, in the event a taxable event with respect to this Agreement occurs during a “blackout” period (whether scheduled or unscheduled) during which Participants in the Plan, including the Grantee, are prohibited by Company policy from selling Ordinary Shares, the Grantee’s statutorily required withholding obligation will be satisfied by the Company automatically withholding from the Ordinary Shares otherwise deliverable to the Grantee a number of Ordinary Shares having an aggregate Fair Market Value equal to the Grantee’s statutorily required withholding obligation (with any fraction of one Ordinary Share required to satisfy such obligation being disregarded and the amount due paid instead in cash by the Participant); provided, however, the Grantee may elect, by written notice to the Committee during an open trading window, to satisfy his or her applicable federal, state or local tax withholding obligation, in which case the Grantee shall be required, prior to any applicable taxable event, to remit to the Company an amount in cash sufficient to satisfy his or her applicable federal, state or local tax withholding obligations in connection with such taxable event.

8.2. Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting, or settlement of the Restricted Share Units or the subsequent sale of any shares; and (b) does not commit to structure the Restricted Share Units to reduce or eliminate the Grantee’s liability for Tax-Related Items.

9. Non-competition and Non-solicitation.

9.1. During the Grantee’s Continuous Service, in consideration of the Restricted Share Units, the Grantee agrees and covenants not to:

(a) contribute his or her knowledge, directly or indirectly, in whole or in part, as an employee, officer, owner, manager, advisor, consultant, agent, partner, director, shareholder, volunteer, intern or in any other similar capacity to an entity engaged in the same or similar business as the Company and its Affiliates;

(b) directly or indirectly, solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company or its Affiliates; or

(c) directly or indirectly, solicit, contact (including, but not limited to, e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact or meet with the current, former or prospective customers of the Company or any of its Affiliates for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company or any of its Affiliates.

9.2. If the Grantee breaches any of the covenants set forth in Section 9.1:

(a) all unvested Restricted Share Units or vested Restricted Share Units that have not been settled shall be immediately forfeited; and

(b) the Grantee hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

10. Compliance with Law. The granting of the Restricted Share Units and the issuance and transfer of Ordinary Shares shall be subject to compliance by the Company and the Grantee with laws of Cayman Islands as they relate to the Company and its Ordinary Shares, with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s Ordinary Shares may be listed. No Restricted Share Units shall be granted and no Ordinary Shares shall be issued or transferred unless and until any then applicable requirements of Cayman Islands laws, state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Grantee understands that the Company is under no obligation to register the Ordinary Shares with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

11. Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Konki Lo of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Grantee under this Agreement shall be in writing and addressed to the Grantee at the Grantee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

12. Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the Cayman Islands without regard to conflict of law principles.

13. Section 409A. Although the Company makes no guarantee with respect to the tax treatment of the Restricted Share Units, the award of Restricted Share Units and Dividend Equivalents pursuant to this Agreement is intended to comply with, or to be exempt from, Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. The Restricted Share Units and Dividend Equivalents shall be limited, construed and interpreted in accordance with such intent; provided that the Company does not guarantee to the Grantee any particular tax treatment of the Restricted Share Units or Dividend Equivalents. In no event whatsoever shall the Company or its Affiliates be liable for any additional tax, interest or penalties that may be imposed on the Grantee by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code. Dividend Equivalents shall be treated separately from the Restricted Share Units and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A of the Code. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may the Grantee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement.

14. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Company.

15. Restricted Share Units Subject to Plan. This Agreement is subject to the Plan as approved by the Company’s shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan shall govern and prevail.

16. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the person(s) to whom the Restricted Share Units may be transferred by will or the laws of descent or distribution.

17. Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

18. Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Restricted Share Units in this Agreement does not create any contractual right or other right to receive any Restricted Share Units or other Awards in the future. Future Awards, if any, shall be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment with the Company.

19. Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the Restricted Stock Units, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Grantee’s material rights under this Agreement without the Grantee’s consent.

20. No Impact on Other Benefits. The value of the Grantee’s Restricted Share Units is not part of his normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

21. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing an original signature.

22. Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the Restricted Share Units subject to all of the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the grant, vesting, or settlement of the Restricted Share Units or disposition of the shares and that the Grantee has been advised to consult a tax advisor prior to such grant, vesting or disposition.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

GUARDFORCE AI CO., LIMITED

By:
	Name:	Lei Wang
	Title:	Chief Executive Officer

Address:

GRANTEE:

(Signature)

(Name)

Address:

SSN: